Exhibit (a)(5)(C)

Beginning our journey together Quest Diagnostics and Celera March 18, 2011

• The world’s leading provider of diagnostic testing, information and services in a vital and growing industry • Proven capability in bringing innovative tests and advanced IT solutions to market • Unparalleled access, distribution and capabilities »Serve half of all U.S. physicians and hospitals »Work closely with major pharmacompanies to facilitate introduction of new therapeutics and companion diagnostics • Well positioned to capitalize on the evolving healthcare landscape » Leading innovator » Provider of high value, low cost solutions » Financial strength and flexibility Quest Diagnostics Overview

The Leader in Diagnostic Testing Source: Washington G-2 Reports and company information • U.S. Diagnostic Testing Market: ~ $55 B

Moving to Higher Growth, Higher Margin Testing Segments 2010 Revenue 2000 Revenue Total Revenue: $7.4 BillionTotal Revenue: $3.4 Billion

Our Longer Term Goals Undisputed World Leader in Diagnostic Testing, Information and Services •Profitably Grow > Industry Rate •Expand Operating Income to 20% of Revenues •Expand International Operations to ~10% of Revenues

Strategy to Drive Profitable Growth Leverage Capabilities To Create Differentiation

Quest Diagnostics

Scientific Innovation

Improving Patient Care and Reducing Healthcare Costs


Cancer

- ColoVantage™
- Leumeta ™
- OVA1™


Cardiovascular

- AccuType™ CP (Plavix)


Infectious Diseases

- H1N1
- HepaScore™

Multiple Channels to Access New Technology

- Internal Development
- Joint Development Relationships
- Licensing/Distribution Relationships
- Academic relationships

Hand-held Laboratory Quality Hemoglobin Glucose Urine Albumin WBC (CE Mark) PCR Platform Simplexa Flu A/B and RSV Diagnostic Product Innovation Periodontal disease and Oral HPV

Healthcare IT Innovation

Innovative Connectivity Solutions for Physicians, Hospitals and Patients

Care360™

Web-based, interoperable physician network

- EHR certified for meaningful use
- Increases office efficiency
- Help physicians better manage patients
- 160,000 physicians connected electronically


Care360



ChartMaxx® and Care360 ™ Data Exchange

Electronic document management system for hospitals

Secure data exchange to improve care and reduce costs





Gazelle™

Empowering patients through access to health information on a mobile device

160,000 Physicians Connected Electronically Unique Assets and Capabilities

Unique Assets and Capabilities Patient Service Center Rapid Response Lab Regional or Reference Lab ~2,000 Patient Service Centers Logistics Capabilities 23 Planes 130 Take-Offs per Day 3,500 Vehicles 90,000 Stops per Day

A Strong Fit! x Advances growth strategy to be the leading innovator and provider of esoteric and gene-based testing and provides immediate access to an impressive range of proprietary tests and products, and a strong pipeline of biomarkers for the future x Berkeley HeartLab’sunique test offering and specialized sales force enhances our leading position in gene-based and esoteric cardiovascular testing x Celera’s products business significantly expands our IVD products and development capability x Currently, nothing changes for Celera’s customers. Both companies are committed to providing the highest levels of service x Quest Diagnostics plans to continue to operate the business from current facilities as a separate business unit

What to Expect Nothing changes today for employees; but you can expect xOngoing communications xOrientation process to be launched to get to know more about Quest Diagnostics x Our Commitment to help ensure the success of Celera & Berkeley HeartLabas part of the Quest Diagnostics organization 13

• This presentation is provided for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Celera Corporation. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission ("SEC"). The stockholders of Celera Corporation are advised to read these documents and any other documents related to the tender offer that will be filed with the SEC carefully and in their entirety because they contain important information. Celera Corporation's stockholders may obtain copies of these documents for free at the SEC's website at www.sec.govor from the Director of Investor Relations, Quest Diagnostics Incorporated, 3 GiraldaFarms, Madison, New Jersey (telephone 973-520-2700; fax 973- 520-2880).

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